                                                                    EXHIBIT 10.2

                      VALEANT PHARMACEUTICALS INTERNATIONAL

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

            THIS AGREEMENT (the "Agreement") is entered into as on March 21, 2005 (but effective as of the dates contemplated in sections 1 and 2(a), by and between Valeant Pharmaceuticals International (the "Company"), a Delaware corporation, and Robert O'Leary (the "Executive"), an individual resident of San Diego County, California (hereinafter the Company and the Executive collectively referred to as "the parties").

                                    RECITALS

            WHEREAS, the Executive has been employed by the Company as its Chairman of the Board of Directors ("Chairman") and Chief Executive Officer and is experienced in management in the health care industry and the Company desires to retain the services of the Executive on the terms set forth herein; and

            WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company for the Executive to continue in his position as Chairman and Chief Executive Office through December 31, 2004 and to assume the position of executive Chairman as of January 1, 2005.

                                    AGREEMENT

            NOW, THEREFORE, for consideration, the value, sufficiency, and receipt of which is hereby acknowledged, the parties agree as follows.

      1. TERM. Except as otherwise provided in Section 2, the term of this Agreement begins on January 1, 2005 and ends on December 31, 2005 (the "Term").

      2. EMPLOYMENT.

            (a) POSITIONS AND DUTIES. Through December 31, 2004, the Executive shall be employed as Chairman and Chief Executive Officer of the Company or such other senior executive capacity as may be mutually agreed to in writing by the parties. The terms and conditions of such service shall be governed by the employment agreement executed by the parties on November 4, 2002, as amended and restated on October 2, 2003 (the "Employment Agreement"), except that the term of the Executive's service as Chief Executive Officer under such agreement shall be extended through December 31, 2004. Effective as of January 1, 2005, the Executive shall serve as executive Chairman, and no longer as Chief Executive Officer, and shall have such duties and authority as are consistent with the position of chairman of the board of directors of a comparable publicly-traded company, and such other duties and authority as an employee of the Company as shall be assigned by the Board from time to time.

            (b) TIME COMMITMENT. The Executive agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder.

            (c) POLICIES AND PROCEDURES. The Executive agrees to comply with all of the Company's standard policies and procedures.

      3. BASE SALARY AND BONUS. The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the rate of $432,000 per annum (hereinafter referred to as the "Base Salary" for the Term). The Base Salary will be payable in accordance with the Company's customary practices applicable to its executives. The Executive shall also be eligible for a bonus equal to as much as 100% of Base Salary (the "Target Bonus"), with the amount of such bonus to be subject to the discretion of the Board.

      4. BENEFITS. During the Term, the Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to company executives generally including, without limitation the Company's long- and short-term disability plans, medical plan, dental plan, accidental death and disability plan, change-in-control plan, travel accident plan, group life plan, section 401(k) plan and employee assistance program.

      5. OTHER BENEFITS.

            (a) FRINGE BENEFITS AND PERQUISITES. During the Term, the Executive will be entitled to participate in the executive medical reimbursement plan ($10,000 maximum per year) and to participate in the universal life insurance program ($200,000 maximum death benefit).

            (b) EXPENSES. During the Term, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

            (c) OFFICE AND FACILITIES. During the Term, the Executive will be provided with an appropriate office in Costa Mesa, California, or such other place as may be mutually agreed and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of his duties hereunder.

            (d) STOCK OPTIONS. For his service during the Term hereunder, the Executive shall be granted 250,000 options on Company common stock, with an exercise price equal to the fair market value of the Company's common stock on the date of grant, subject to the terms and conditions set forth in equity compensation grant agreements between Company and the Executive and governed by the applicable equity compensation plan, except as may be otherwise specifically provided herein. The Executive's vesting in all stock options or other equity granted to him by the Company shall continue so long as he is in continuous service to the Company either as an officer or as a member of the Board.

            (e) COMPANY CAR. Upon execution of this Agreement, the Company will promptly transfer to the Executive title to the Company car currently provided to the Executive.

      6. TERMINATION.

            (a) The Executive's employment hereunder may be terminated under the following circumstances:

                  (i) BY THE COMPANY WITHOUT CAUSE OR DUE TO DISABILITY OR DEATH. The Company may terminate Executive's employment without Cause or due to Executive's Disability or Death.

                  (ii) GOOD REASON. The Executive may terminate his employment for "Good Reason" following a Change in Control but during the Term. For purposes of this Agreement, Good Reason will mean the occurrence of any of the following events or conditions described in Subsections (A) through (C) hereof:

                        (A) the Executive's removal from the Board other than for Cause;

                        (B) any material breach by the Company of any provision of this Agreement;

                        (C) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 10(a) hereof; and

                  (iii) GOOD REASON ARISING DURING INCAPACITY. The Executive's right to terminate his employment pursuant to Section 6(a)(ii) will not be affected by his incapacity due to physical or mental illness (whether or not such incapacity constitutes Disability under Section 8(a)).

                  (iv) VOLUNTARY TERMINATION. The Executive may voluntarily terminate his employment hereunder at any time.

                  (v) BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for Cause.

            (b) CAUSE; DISABILITY; CHANGE IN CONTROL. For purposes of this Agreement, the terms "Cause" and "Disability" shall have the same meanings ascribed to such terms in the Employment Agreement and a "Change in Control" is defined as the first to occur of the following:

                  (1) the acquisition by any Person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities (a "25% Beneficial Owner"); provided, however, that for purposes hereof, the following acquisitions shall not constitute or give rise to a Change in Control: (A) any acquisition by the Company or any of its subsidiaries; (B) any acquisition directly from the Company or any of its subsidiaries; (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company; (F) any acquisition in connection with which, pursuant to Rule 13d-l promulgated pursuant to the Exchange Act, the Person is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor Schedule); provided, that, if any such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date; and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph 6(d)(2) below, does not constitute a Change in Control; or

                  (2) The closing of a merger or consolidation to which the Company or any direct or indirect subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                  (3) individuals who, as of the beginning of any twenty-four month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by the Company stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

                  (4) the closing of a complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

            (c) NOTICE OF TERMINATION. Any purported termination by the Company or by the Executive will be communicated by written Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" will mean a notice which indicates the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment will be effective without such Notice of Termination.

            (d) TERMINATION DATE. "Termination Date" will mean in the case of the Executive's death, his date of death and, in all other cases, the date specified in the Notice of Termination, subject to the following:

                  (i) if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination will be at least thirty (30) days from the date the Notice of Termination is given to the Executive; provided that in the case of Disability (a) the Executive will not have returned to the full-time performance of his duties during such period of at least thirty (30) days and (b) the Executive may waive this provision; and

                  (ii) if the Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination will not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

      7. COMPENSATION UPON TERMINATION. Upon termination of the Executive's employment during the term of this Agreement (including any extensions thereof), the Executive will be entitled to the following benefits:

            (a) TERMINATION BY THE COMPANY FOR CAUSE, DISABILITY, OR DEATH; BY EXECUTIVE WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company for Cause or Disability, by the Executive (other than for Good Reason following a Change in Control), or by reason of the Executive's death, the Company (or the appropriate Company employee benefit plan) will pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) unpaid or carryover vacation pay, if any, (iv) any bonuses or incentive compensation and (v) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, "Accrued Compensation"). In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, (A) the Company will pay to the Executive or his beneficiaries an amount equal to the bonus or incentive award that the Executive would have been entitled to receive in respect of the fiscal year in which the Executive's Termination Date occurs had he continued in employment until the end of such fiscal year, calculated as if all performance targets and goals (if applicable) had been fully met by the Company and by the Executive, as applicable, for such year, multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365 (a "Pro Rata Bonus"); and (B)(i) all unvested stock options shall immediately vest and become fully exercisable, and shall remain exercisable until the earlier to occur of (x) the fifth anniversary of the Executive's termination of employment; or (y) expiration of the original term of such option; (ii) any unvested pension, retirement or other employee benefit shall become fully vested to the extent permitted by law; (iii) any restricted stock or other benefits subject to restrictions shall become free of such restrictions; and (C) continued coverage shall be provided under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for twenty-four (24) months following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination; provided, however, that the health care continuation coverage period under Section 4980B(f) of the Code shall commence at the end of such twenty-four (24) month period. Executive's entitlement to any other compensation or benefits will be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

            (b) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If the Executive's service is terminated effective during the Term (1) by the Company (or by the shareholders) other than for Cause, death or Disability, or (2) by the Executive for Good Reason but only following a Change in Control, then the Executive will be entitled to the benefits provided below as described in Subsections (i) -(iv):

                  (i) The Company will pay the Executive all Accrued Compensation and a Pro Rata Bonus.

                  (ii) Except as provided in subsection (c) below, the Company will pay the Executive as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to 150% (the "Applicable Percentage") of the sum of (A) the Executive's Base Salary in effect at the Termination Date and (B) the "Bonus Amount" (as defined below); provided, however, that if such termination occurs during the Term but on or after the occurrence of a Change in Control, the Applicable Percentage shall equal 300%. The term "Bonus Amount" will mean the target bonus for the relevant Term.

                  (iii) For twenty-four (24) months immediately following the month in which occurs his date of termination, the Company will at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Executive at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, the benefits provided to the Executive at the time of the Change in Control, if greater). The benefits provided in this Section 8(b)(iii) will be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits at the time Notice of Termination is given (or, if the Executive is terminated following a Change in Control, at the time of the Change in Control if more favorable to the Executive). The Company's obligation hereunder with respect to the foregoing benefits will be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iii) will not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits; provided, however, that the health care continuation coverage period under Section 4980B(f) of the Code shall commence at the time of such twenty-four (24) month period.

                  (iv) All restrictions on all outstanding options or other equity granted by the Company or any other subsidiaries of the Company (including restricted stock awards) to the Executive shall lapse and such options shall become fully (100%) vested immediately, and shall become immediately exercisable; provided, that all such options will be exercisable for a period of thirty-six (36) months after the Executive's Termination Date (but in no event longer than the maximum term of such option specified in the grant thereof and determined without regard to the termination of the Executive's employment).

            (c) NON-RENEWAL OF AGREEMENT; RETIREMENT. In the event of the conclusion of the Term without renewal by the Company of this Agreement, or in the event of Executive's retirement, no severance payments shall be made to Executive.

            (d) NO MITIGATION REQUIREMENT. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except to the extent provided in Section 7(b)(iii), no such payment will be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

      8. FEDERAL EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the provisions of Exhibit A shall apply.

      9. PROPRIETARY INFORMATION. As a condition of this Agreement, Executive has executed and will continue to be bound by the Company's standard form of proprietary information and inventions agreement.

      10. SUCCESSORS AND ASSIGNS.

            (a) COMPANY'S SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein will include such successors and assigns. The term "successors and assigns" as used herein will mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise, or any entity employing Executive which has spun off or split off from the Company.

            (b) NO ASSIGNMENT BY EXECUTIVE. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal personal representative.

      11. DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes or controversies of any nature whatsoever arising from or regarding the Executive's employment or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Orange County, California, under the then-existing JAMS rules. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY, JUDGE OR ADMINISTRATIVE PROCEEDING. The arbitration shall be completed within six (6) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The Company shall pay all JAMS' arbitration fees. The arbitrator shall have discretion to award to the prevailing party on any claim recovery of reasonable attorneys fees and costs; provided, however, that (a) the Executive shall be liable for such amounts only if the arbitrator finds that the Executive's position in the matter is frivolous or in bad faith; and (b) the amount of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive). Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation with forty-five (45) days of delivery of such notice. If the parties cannot mutually agree upon a mediator within ten (10) days of such notice, then a mediator shall be designated by JAMS.

      12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third (3rd) business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

      13. INDEMNIFICATION.

            (a) The Company agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or any affiliate or is or was serving at the request of the Company or any affiliate as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company and each relevant affiliate against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys' fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer's by-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on the Executive by this
Section 13(a) shall not be exclusive of any other rights which the Executive may have or hereafter acquire under any statute, the by-laws, agreement, vote of stockholders or disinterested directors, or otherwise. In this regard, Executive shall have full discretion as to choice of counsel in all matters subject to indemnification under this Agreement. The indemnification and advancement of expenses provided for by this Section shall continue as to the Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall survive any termination or non-renewal of this Agreement. In addition, Executive shall also be entitled to indemnification from the Company (and its subsidiaries and affiliates for which executive serves as an officer or director) on terms no less advantageous to executive as are provided to any officer or director of the Company. Such provisions shall be memorialized in a separate indemnity agreement between Executive, the Company and applicable affiliates or subsidiaries, provided, however, that the entry into such indemnity agreement shall not constitute a condition precedent to the obligations of the Company or its subsidiaries or affiliates under this Agreement.

            (b) For the Initial Term and thereafter, Executive shall be covered by any directors' and officers' liability policy maintained by Employer from time to time.

      14. EFFECT OF OTHER LAW; FINANCIAL STATEMENTS. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002,
Section 409A of the Code, or other federal law applicable to the employment arrangements between the Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

      15. MISCELLANEOUS.

            (a) No provision of this Agreement may be amended, modified, or changed unless such amendment, modification or change is agreed to in writing by the Executive and the Board of the Company. Either party may waive any breach or non-compliance with any provision or condition in favor of the waiving party under this Agreement in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of such provision or condition, nor a waiver of any similar provision or condition, at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement

            (b) RELEASE OF CLAIMS. The Company may condition payment of the cash termination benefits described in Sections 7(a) and 7(b) of this Agreement upon the delivery by Executive of a signed release of claims in the form of Exhibit B hereto; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 13 of this Agreement or the certificate of incorporation or by-laws of the Company.

      16. FEES AND EXPENSES; LEGAL COUNSEL. The Company shall pay all reasonable legal and advisory fees and related expenses, up to a maximum amount of $10,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

      17. GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof.

      18. SEVERABILITY. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

      19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, agreements (if any), understandings, promises, representations, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

                                      * * *

                            [signature page follows]

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

                                           VALEANT PHARMACEUTICALS
                                           INTERNATIONAL

                                           By: /s/ Lawrence N. Kugelman
                                               ---------------------------------
                                               Lawrence N. Kugelman
                                               Chairman, Compensation Committee

ATTEST:

/s/ Christina de Vaca
-------------------------
Secretary

                                           The "Executive"

                                           By: /s/ Robert W. O'Leary
                                               -------------------------
                                               Robert W. O'Leary

                                    EXHIBIT A

                               GROSS-UP PROVISIONS

            (a) Anything in this Agreement to the contrary notwithstanding, if
(i) it shall be determined that Executive is entitled to receive an "excess parachute payment" (as defined in Section 280G of the Code) with respect to a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (as such terms are used in Section 280G(b)(2) of the Code) (a "Payment"), and (ii) with respect to such Payment, the Executive would be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed by Section 4999 of the Code (and any interest and penalties imposed with respect thereto) upon the Gross- Up Payments, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that (i) Executive shall not be entitled to receive a Gross-Up Payment with respect to any excise tax other than the initial application of the Excise Tax (although the parties acknowledge that, as set forth below, the amount, if any, of excise tax due with respect to the Gross-Up Payment shall be taken into account in determining whether, on an after-tax basis, the Gross-Up Payment is sufficient to cover the initial application of the Excise Tax); (ii) no equity compensation rights or cash compensation increases granted on or after November 17, 2004 (each, a "Post-November 16 Increase") shall be eligible for a Gross-Up Payment with the result that if Executive would be subject to an Excise Tax even without taking into account the Post-November 16 Increases, then the Excise Tax and Gross-Up Payment shall be computed by disregarding any additional excise tax that might be attributable to the Post-November 16 Increases; and (iii) if Executive is subject to the Excise Tax when taking Post-November 16 Increases into account but would not be so subject if such Increases are not considered, then Executive shall be entitled to a prorated Gross-Up Payment determined by (A) computing the Gross-Up Payment amount as if subparagraph (ii) is inapplicable; and (B) multiplying the amount so determined by a fraction (1) the numerator of which is the total amount of "parachute payments" (regardless of whether they are "excess parachute payments" under Section 280G) taken into account by Executive in computing the Excise Tax, less the amount of such parachute payments attributable to the Post-November 16 Increases; and (2) the denominator of which is the full amount of the "parachute payments" described in clause (1). For purposes of clarification, (x) if the grant date of any stock option or other type of stock award occurs prior to November 17, 2004, then Executive shall not be treated as having received any Post-November 16 Increase with respect to such option or award, even if the option or award vests or becomes exercisable on or after November 17, 2004;

and (y) no benefit provided under a generally applicable benefit plan or arrangement shall be deemed a Post-November 16 Increase even if the amount of such benefit is increased after November 16, 2004.

            (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive (or that the amount of the Excise Tax is less than the amount suggested by the Executive), it shall furnish Executive with a written opinion, based upon "substantial authority" (within the meaning of Section 6662 of the Code), that failure to report the Excise Tax (in the amount suggested by the Executive) on Executive's applicable federal income tax return would not result in the imposition of a penalty under Section 6662 or 6663 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error, except as provided in the following two sentences, or in paragraph (c) or (e) hereof. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation (or incurred in connection with such contest), or imposed as a result of such payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to paragraph (f) hereof and subject to the Company's complying with the requirements of paragraph
(c) hereof)
promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph
(c) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, Executive shall (subject to paragraph
(f) hereof) promptly pay the amount of such refund to the Company, but only to the extent such refund is attributable to an Excise Tax with respect to which Executive received a Gross-Up Payment from the Company (determined in a manner consistent with paragraph (a) above). If the amount of the income taxes otherwise payable by Executive in respect of the year in which Executive makes such payment to the Company is reduced as a result of such payment, Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company (subject to paragraph
(f) hereof). In the event there is a subsequent redetermination of Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.

            (f) Each provision of this Exhibit A shall be interpreted in a manner consistent with the overall intent of this Exhibit A, which is to make Executive whole, on an after-tax basis, from any imposition of (or claim to impose) the Excise Tax, it being acknowledged and understood that the reversal of any advance made by the Company pursuant to paragraph (c) hereof, or the correction of any other type of overpayment of a Gross-Up Payment to Executive by the Company, may result in Executive paying to the

Company an amount which is less than the related advance or other overpayment by the Company. In particular and not by way of limitation, any other provision of this Exhibit A notwithstanding, Executive shall not in any event be obligated, in connection with repaying any refund as described in paragraphs (d) and (e) hereof, to pay the Company an amount greater than the net after-tax portion of any advance or other type of Gross-Up Payment that he has retained or has recovered as a refund from the applicable taxing authorities; but Executive shall not be relieved of his obligation hereunder to recover certain amounts as a refund or credit.

                                    EXHIBIT B

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

      Valeant Pharmaceuticals International (the "Company") has agreed that, in return for my signing this Release Agreement (the "Agreement"), the Company will provide me with the severance benefits described in my Amended and Restated Executive Employment Agreement dated as of January 1, 2005 (the "Executive Employment Agreement"). I understand that I am not entitled to these severance benefits unless I sign this Agreement. I understand that, regardless of whether I sign this Agreement, the Company will pay me any accrued salary and vacation to which I am entitled by law. In consideration for the severance benefits I am receiving under this Agreement:

      (1) I hereby release the Company and its parent, subsidiaries, predecessors, successors, and affiliates, and their officers, directors, employees, shareholders, and agents from any and all claims, liabilities, or obligations of every kind, but only to the extent (a) actually known by me or, if unknown, are of such a nature that a prudent person acting under similar circumstances would know of such claims; and (b) arising at any time prior to and through the date I sign this Agreement. This general release includes, but is not limited to: all federal and state statutory and common law claims; claims related to my employment, termination of my employment, breach of contract, tort, discrimination, harassment, retaliation, fraud, emotional distress, compensation or benefits; and claims for any form of equity or compensation. In releasing claims potentially unknown to me at present, I acknowledge that I have understood and waived all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction. California Civil Code Section 1542 provides as follows: " A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      (2) I acknowledge that I am knowingly and voluntarily waiving and releasing any rights that I may have under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I was already entitled and provided to me in order to obtain a full release of all claims, including claims for age discrimination. I further acknowledge that I have been advised by this writing that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to execute this Agreement earlier);
(d) I have seven (7) days following the execution of this Agreement to revoke the Agreement as to only any claim I may have for age discrimination under the ADEA by providing written notice to the head of the Company's Human Resources department which is received by 5:00 p.m. on the seventh day following my execution of this Agreement (I acknowledge that I do not have a right to revocation with respect to any other claims); and (e) this Agreement will be effective upon my execution of it, but that no severance benefits will be owed to me any sooner than the eighth day following my execution of this Agreement.

I further acknowledge that 90% of the benefits provided to me by this Agreement are for the release of any potential claim for age discrimination I may have under the ADEA.

      (3) Notwithstanding anything herein to the contrary, I am not releasing:
(a) any claims that relate to my right to enforce this Agreement or the Executive Employment Agreement, (b) my rights of indemnification and directors and officers liability insurance coverage (or replacements therefor) to which I was entitled immediately prior to the date of this Agreement with regard to my service on behalf of the Company and its affiliates (including, without limitation, under Section 13(d) of the Executive Employment Agreement); (c) my rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (d) my rights under the provisions of the Executive Employment Agreement which are intended to survive the termination of my employment; or (e) my rights as a stockholder.

                                      * * *

      This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to my release of all known and unknown claims against the Company. I acknowledge and understand that certain provisions in my Executive Employment Agreement are intended to and do survive the termination of my employment and the execution of this Agreement. I am not relying on any promise or representation, written or oral, that is not expressly stated herein. This Agreement may only be modified by a written agreement signed by both me and a duly authorized officer of the Company and approved by the Company's Board of Directors.

UNDERSTOOD AND AGREED:

________________________________________            ___________________________
Robert W. O'Leary                                   Date

________________________________________            ___________________________
Valeant Pharmaceuticals International               Date

                                       2